Exhibit (e)(9)

July 13, 2009

Rizvi Traverse Management, LLC

9000 Sunset Blvd, Suite 1560

Los Angeles, CA 90069

Attention: Ben Kohn, Partner

CONFIDENTIALITY AGREEMENT

Dear Mr. Kohn:

In connection with the consideration of a possible negotiated transaction involving Playboy Enterprises, Inc. (the “Company”) and Rizvi Traverse Management, LLC (“you”), you have requested that the Company make available to you certain information concerning the Company and its subsidiaries.

1.	As a condition to such information and any other information being furnished to you and your Representatives (as defined below), you agree to (a) treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) furnished to you or to your Representatives by or on behalf of the Company, irrespective of the form of communication (including, without limitation, oral communication) and whether such information is so furnished before, on or after the date hereof, and all notes, analyses, compilations, data, studies, interpretations, forecasts, records, memoranda or other documents or information prepared by you or any of your Representatives that contain, reflect or are based on, in whole or in part, any such information (herein collectively referred to as, the “Evaluation Material”) strictly confidential in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth and (b) cause your Representatives to strictly comply with the provisions hereof. The term “Representative” means, as to either party to this letter agreement, such party’s affiliates; any of the directors, officers and employees of such party or any of its affiliates; members of your advisory board; and any attorney, accountant, financial advisor, consultant, agent, commercial bank that is your potential debt financing source or other representative of such party or any of its affiliates. For the sake of clarity, your potential sources of debt (other than a commercial bank) or equity financing (including your limited partners, co-investors, joint bidders or persons having committed investments in or binding commitments to investment funds or accounts managed by you) shall not be deemed “Representatives” unless, and then only to the extent, approved in advance in writing by the Company.

2.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between you and the Company and not for any other purpose, that the Evaluation Material will be kept strictly confidential by you and your Representatives, and that you and your Representatives will not (unless such disclosure is required law, regulation or legal process, and then only with prompt prior written notice to the Company and only after compliance with paragraph 3 below) disclose, characterize or refer to any of the Evaluation Material in any manner whatsoever, except that you may disclose the Evaluation Material to those of your Representatives (a) who need to know such information for

Rizvi Traverse Management, LLC

the purpose of evaluating a possible transaction between you and the Company, (b) who are informed of the confidential nature of the Evaluation Material and (c) who agree to be bound by the terms of this letter agreement as if they were parties hereto. You agree that you will take all reasonable precautions to protect the Evaluation Material (including, without limitation, all precautions you employ with respect to your own confidential materials) and to prevent your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives. In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company, or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, “Other Information”), unless such disclosure is required by law, regulation or legal process, and then only with prompt prior written notice to the Company and only after compliance with paragraph 3 below.

3.	In the event that you or any of your Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Evaluation Material or Other Information, you shall provide the Company with prompt written notice (unless you are advised by counsel that you are legally constrained from providing such notice) of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If such protective order or other remedy is sought, and upon the Company’s request and at the Company’s expense, you will cooperate in good faith with the Company to obtain an appropriate protective order or other reliable assurance that any Evaluation Material and/or Other Information will be accorded confidential treatment. If such protective order or other remedy is not obtained, or if the Company declines to seek such protective order, you will, and will cause your Representatives to, (i) disclose only that portion of the Evaluation Material and/or Other Information that it is advised by your counsel is legally required to be disclosed, and (ii) use reasonable best efforts to obtain assurances as to and otherwise preserve the confidentiality of the Evaluation Material and Other Information.

4.	You represent that other than as disclosed to the Company in writing neither you nor any of your Representatives have entered into, directly or indirectly, any agreements or understandings with any person (other than any of your Representatives) with respect to a possible transaction involving the Company or that could otherwise affect such person’s decisions or actions with respect to a possible transaction involving the Company. You agree that without the prior written consent of the Company neither you nor any of your Representatives will enter into, directly or indirectly, any discussions, negotiations, agreements or understandings with any person (other than any of your Representatives and Hugh M. Hefner and his Representatives), with respect to a possible transaction involving the Company or that could otherwise affect such person’s decisions or actions with respect to such a possible transaction.

5.	If either of us decides not to proceed with a transaction, or at any time upon the request of the Company for any reason or for no reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other material containing Evaluation Material prepared by you or your Representatives shall be destroyed, but only to the extent that it contains Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Rizvi Traverse Management, LLC

6.	The term “Evaluation Material” shall not include information which (i) is or becomes generally available to the public other than as a result of any unauthorized disclosure by you or your Representatives, (ii) was within the possession of you or your Representatives prior to its being furnished to you by or on behalf of the Company pursuant hereto; provided that the source of such information was not known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source is not known to you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

7.	You understand and acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material (including, without limitation, statements contained in any financial projection or forecast contained therein). You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material, or for any errors or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding a transaction with the Company, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For the avoidance of doubt, the undersigned and the Company hereby acknowledge and agree that neither this letter agreement nor any Evaluation Material shall be deemed to constitute the solicitation of an offer to buy any security or an offer to sell any security.

8.	You agree that all (a) contacts and communications regarding the Evaluation Material, (b) requests for additional Evaluation Material, (c) requests for facility tours or management meetings, and (d) any other discussions or questions regarding the possible transaction shall be submitted or directed solely to any one or more of the Company’s Chief Financial Officer, Executive Vice President and General Counsel or such financial or legal advisors or other person or persons, if any, as the Company may designate in writing from time to time.

9.	You agree that for a period of twelve months from the date of this letter agreement you will not, directly or indirectly: (i) solicit for purposes of employment, offer to hire or employ any employee of the Company with whom you have had contact or who became known to you in connection with your evaluation of the possible transaction or (ii) solicit, induce or otherwise encourage any such person to discontinue or cancel his or her relationship (contractual or otherwise) with the Company; provided, however, that the foregoing provision shall not prevent you from employing any such person who contacts you on his or her own initiative as a result of general advertising and without any direct or indirect solicitation by or encouragement from you.

10.

(a)	You agree that for a period of twelve months from the date of this letter agreement, without the prior written consent of the Company, you will not, and will cause your Representatives not to, for or on your behalf, singly or as part of a group, directly or indirectly, own, acquire or propose to acquire, by purchase, exchange, conversion or otherwise, any of the securities of the Company or material assets of the Company or any interest in any credit facility or other indebtedness of the Company or any rights or options to acquire, or that are otherwise related to or have a value derived from, any such securities or any such material assets or any such interests.

Rizvi Traverse Management, LLC

(b)	You also agree that for a period of twelve months from the date of this letter agreement, unless specifically invited in writing by the Company, you will not, and will cause your Representatives not to, make any public announcement with respect to (i) any form of merger, tender or exchange offer, consolidation, business combination, change of control or other similar transaction with respect to the Company; (ii) any request to amend, waive or terminate the provisions of this letter agreement; or (iii) any proposal or other statement inconsistent with the terms of this letter agreement.

(c)	Notwithstanding the foregoing, the provisions of paragraph 10(b) shall no longer apply from the earlier of (i) the date the Company enters into an agreement with any person or group other than the you or your affiliates which provides for any transaction where the Company would not be the surviving entity as a public company or where such person or group (or such person’s or group’s stockholders) would be acquiring at least 50% or more of the outstanding common equity of the Company (or the entity resulting from the transaction) or the assets of the Company (each, a “Third Party Acquisition”) and (ii) the date any person or group other than you or your affiliates enters into an agreement to acquire, or acquires, “beneficial ownership” (as such term is defined under the Securities Exchange Act of 1934) of 50% or more of the outstanding common equity of the Company.

11.	You understand the Company has made no decision to pursue a possible transaction. You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression (including any obligation to negotiate with respect to a transaction or definitive agreement or enter into a definitive agreement), except, in the case of this letter agreement, for the rights and obligations specifically agreed to herein.

12.	You understand and acknowledge that the Evaluation Material contains material, non-public information concerning the Company and may contain material, non-public information about Playboy Enterprises, Inc. and its subsidiaries. You are aware, and will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities or an affiliate of the issuer of such securities, and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

13.	It is further understood and agreed that any breach of this letter agreement by you or any of your Representatives would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this letter agreement and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach, without the necessity of posting any bond or other security or proving that monetary damages would be an inadequate remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

14.	It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The confidentiality and use restrictions contained herein shall endure for a period of two years from the date hereof.

Rizvi Traverse Management, LLC

15.	Neither this letter agreement nor any of the rights and/or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempted assignment or transfer by a party not in accordance herewith shall be null and void. This letter agreement is for the benefit of each party and its respective successors and permitted assigns. Neither this letter agreement nor any provision in this letter agreement may be (a) amended or assigned, except pursuant to a writing signed by each party which explicitly makes such amendment or assignment, nor (b) waived, except, with respect to any party’s rights and/or obligations, in a writing signed by such party which explicitly makes such waiver.

16.	THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS AND MAY NOT BE AMENDED OR TERMINATED EXCEPT PURSUANT TO A WRITTEN AGREEMENT DULY EXECUTED BY YOU AND THE COMPANY.

17.	Each of the Company and you hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois sitting in Cook County or the courts of the United States of America located in the Northern District of Illinois for any actions, suits or proceedings arising out of or relating to this letter agreement, and further agrees that service of any process, summons, notice or document by U.S. registered mail or any nationally recognized overnight courier service to a party at the respective address set forth on the first page of this letter agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement, in the courts of the State of Illinois sitting in Cook County or the courts of the United States of America located in the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives its rights to trial by jury in any legal action or proceeding relating to this letter agreement.

18.	If any term or provision of this letter agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this letter agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or enforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

19.	This letter agreement shall constitute the entire agreement among the Company and you with regard to the subject matter hereof. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Rizvi Traverse Management, LLC

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company as of the date above written.

Yours very truly,

PLAYBOY ENTERPRISES, INC.

/s/ Howard Shapiro

Howard Shapiro
Executive Vice President and General Counsel

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

RIZVI TRAVERSE MANAGEMENT, LLC

By:	/s/ Ben Kohn III

Name:	Ben Kohn III

Title:	Partner